Exhibit 99.1

Nano Dimension Continues Execution of Cost Savings Initiatives

Enters into Agreement to Terminate Current Corporate Headquarters Lease, Expected to Generate Approximately $25 Million in Cumulative Net Cash Savings

Waltham, Massachusetts, July 17, 2026 – Nano Dimension Ltd. (Nasdaq: NNDM) (“Nano Dimension,” “Nano,” or the “Company”) today announced that it has entered into an agreement to terminate the lease for its current corporate headquarters, effective December 31, 2026.

As part of its ongoing cost savings initiatives, the current management team successfully negotiated the termination of the long-term lease, originally entered into by MarkForged, Inc. in 2021 and scheduled to expire in 2031, substantially reducing the Company's future lease obligations.

The Company previously disclosed that the sale of MarkForged, Inc. was expected to reduce annualized cash burn by approximately $15 million. This estimate included approximately $7.5 million of annualized lease-related cost savings associated with the corporate headquarters lease.

Through the termination of the lease, Nano Dimension expects to eliminate approximately $38 million of cumulative future lease costs through 2031. After accounting for the approximately $13 million lease termination payment, the Company expects to realize approximately $25 million of cumulative net cash savings.

This transaction reflects management’s disciplined approach to capital allocation and demonstrates its continued focus on streamlining operations, reducing cash burn and strengthening the Company’s financial position.

About Nano Dimension Ltd.

Nano Dimension Ltd. (Nasdaq: NNDM) has historically delivered advanced digital manufacturing technologies, including serving customers across the defense, aerospace, automotive, electronics and medical device industry segments. For more information, please visit www.nano-di.com.

Contacts:

Investors: Purva Sanariya
Director, Investor Relations
ir@nano-di.com

Media: Samuel Manning
Principal Manager, External Communications
press@nano-di.com